Exhibit 21.1

SUBSIDIARIES OF Lagarosse Holdings Limited

Subsidiaries	Place of Incorporation	Date of Incorporation	Percentage of Ownership
Chateau Lagarosse Bordeaux Limited	BVI	September 13, 2010	100%
Chateau Lagarosse S.A.S	France	September 13, 2000	100%